Exhibit 99.1

For Immediate Release

SD Biosensor and SJL Partners Complete Transaction to Acquire Meridian Bioscience

CINCINNATI, OHIO & SEOUL, SOUTH KOREA, January 31, 2023 (PRNewswire) – Meridian Bioscience, Inc. (NASDAQ: VIVO), a leading global provider of diagnostic testing solutions and life science raw materials, and SD Biosensor, Inc. (“SDB”) (KOSE: A137310) and SJL Partners LLC (“SJL”) (collectively, the “Consortium”), announced today that they have completed the transaction to acquire Meridian.

Under the terms of the merger, Meridian shareholders have the right to receive $34.00 per share in cash. Meridian stock will no longer be traded on the NASDAQ Global Select Market. Meridian will continue to operate as an independent entity, under new ownership, headquartered in Cincinnati, Ohio.

About SD Biosensor, Inc.

SD Biosensor, Inc., with its slogan ‘Beginning of all things that protect lives,’ is a global in-vitro diagnostics company that contributes to improving everyone’s quality of life by diagnosing diseases quickly and accurately. SD Biosensor is a Total Solution Provider in the IVD industry that develops and researches innovative diagnostic platforms. For further information, refer to the official website at https://www.sdbiosensor.com/.

About SJL Partners

SJL is a Korea-based private equity investment manager uniquely focused on cross-border partnership investments with market-leading strategic companies to support their inorganic growth in international markets. SJL’s portfolio includes investments into Momentive Performance Materials, a U.S.-based global leader in specialty silicones and silicone derivatives, Momentive Technologies, a leader in fused quartz and ceramic solutions, and Nexeon, a U.K.-based technology leader in anode materials for rechargeable batteries. Additional information is available at www.sjlpartners.com.

About Meridian Bioscience, Inc.

Meridian is a fully integrated life science company that develops, manufactures, markets, and distributes a broad range of innovative diagnostic products. We are dedicated to developing and delivering better solutions that give answers with speed, accuracy, and simplicity that are redefining the possibilities of life from discovery to diagnosis. Through discovery and development, we provide critical life science raw materials used in immunological and molecular tests for human, animal, plant, and environmental applications. Through diagnosis, we provide diagnostic solutions in areas including gastrointestinal and upper respiratory infections and blood lead level testing. We build relationships and provide solutions to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers, and biotech companies in more than 70 countries around the world. Meridian’s website address is www.meridianbioscience.com.

Contact:

Charlie Wood

Vice President – Investor Relations

Meridian Bioscience, Inc.

Phone: +1 513.271.3700

Email: mbi@meridianbioscience.com

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